Exhibit 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors
DEKA Medical, Inc.:

We consent to the incorporation by reference in the Registration Statements No. 33-85668, 33-93526, 33-93528, 333-11407, 333-36049, 333-70033, 333-81605, and
333-81637 on Form S-8 of Isolyser Company, Inc. of our report dated May 9, 2001, with respect to the consolidated balance sheets of Deka Medical, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, which report appears in the Form 8-K/A of Isolyser Company, Inc. dated May 23, 2001.


                                             /s/ KPMG LLP

Jackson, Mississippi                         KPMG LLP
May 21, 2001

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